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                                                                      Exhibit 99



           Brian P. Campbell                               For Immediate Release
                                                           ---------------------
           President and Chief Executive Officer
           (734) 747-7025 Ext. 129

                    KAYDON CORPORATION ANNOUNCES ACQUISITION

Ann Arbor, Michigan, March 1, 2001

         Kaydon Corporation (NYSE:KDN) announced today that it has acquired all of the outstanding capital stock of ACE Controls, Inc. ("ACE") and its affiliated company ACE Controls International, Inc. ("ACE International") for approximately $70.0 million. The acquisition of these companies is expected to be accretive to Kaydon's earnings.

         Headquartered in Farmington Hills, Michigan, ACE and ACE International form a global manufacturing and distribution entity that is recognized as the world leader in linear deceleration technology products. ACE's full product line includes industrial shock absorbers, deceleration devices, pressurized gas springs, air cylinders, check valves and directional control valves. These products are utilized to decelerate loads, prevent impact damage, dampen noise, increase cycle speeds, and improve product performance. With facilities in the United States, Germany, the United Kingdom, and Japan, worldwide sales are in excess of $40.0 million. More information is available on ACE's website www.acecontrols.com.

         Brian P. Campbell, Kaydon's President and Chief Executive Officer stated, "We are extremely pleased to have these leadership companies and their excellent management teams join the Kaydon family. Founded in 1962, ACE enjoys a pioneering heritage and leadership reputation in all of its key markets. "

         In commenting further, Mr. Campbell said: "The acquisition of ACE is another example of our long term growth strategy to diversify Kaydon's product and market mix as we continue to re-profile the Company for the future."

         Kaydon Corporation is a leading designer and manufacturer of custom-engineered products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, and aftermarket customers.

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         Certain information in this press release is forward-looking, such as the Company's expectations regarding future financial performance for both it and the recently acquired businesses. The Company may not update these expectations to reflect subsequent events. Such forward-looking information involves risks and uncertainties that could significantly affect expected results. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, market acceptance of new or enhanced versions of the Company's products, the pricing of raw materials and changes in the competitive environments in which the Company's businesses operate. Readers are cautioned to consider these factors when relying on such forward-looking information.